Exhibit 15.9
BMRC Geomining Solutions LLP
C-20, Kanpur - Lucknow Rd, Hind Nagar,

Sector Cl, LDA Colony, Lucknow,

Uttar Pradesh

226012, India

Dear Sirs/Mesdames:

RE: United States Securities and Exchange Commission reporting of 2020 Mineral Reserves

I hereby consent to;

a.BMRC Geomining Solutions LLP being named in the Annual Report on Form 20-F of ArcelorMittal for the year ended December 31, 2020 (the "2020 20-F") as having prepared the 2020 iron ore reserve estimates on ArcelorMittal's property Thakurani Iron Ore Mine in India, and

b.the incorporation by reference of the 2020 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-223400 on Form F-3.

For and on behalf of mining consulting firm BMRC Geomining Solutions LLP

/s/Jozef Cisovsky	/s/Ravindra Sharma
Project Manager	Project Director
Jozef Cisovsky	Ravindra Sharma
Principal Consultant	Managing Director & Principal Consultant

Date: 8/2/2021	Date: 8/2/2021